Exhibit 10.1
SUPPORT AGREEMENT
     MEMORANDUM OF AGREEMENT made as of the 22nd day of February, 2010, between Royal Gold, Inc., a corporation existing under the laws of Delaware (hereinafter referred to as “RG”), RG Callco Inc., a company existing under the laws of Canada (hereinafter referred to as “Callco”) and RG Exchangeco Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Canco”).
RECITALS:
(a)	in connection with the amended and restated arrangement agreement (the “Arrangement Agreement”) effective as of December 17, 2009 between RG, Canco and International Royalty Corporation (“IRC”), the Exchangeable Shares are to be issued to certain holders of securities of IRC pursuant to the Plan of Arrangement contemplated by the Arrangement Agreement; and

(b)	pursuant to the Arrangement Agreement, RG, Canco and Callco are required to enter into this agreement.
     In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms
     Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco. In this agreement, “including” means “including without limitation” and “includes” means “includes without limitation”.
1.2 Interpretation Not Affected by Headings
     The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.
1.3 Number, Gender
     Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for any Action
     If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable law.
ARTICLE 2
COVENANTS OF RG AND CANCO
2.1 Covenants Regarding Exchangeable Shares
     So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG shall:
(a)	not declare or pay any dividend or make any other distribution on the RG Shares unless (i) Canco shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) Canco shall, in the case of a dividend that is a stock dividend on the RG Shares (A) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the RG Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise Canco sufficiently in advance of the declaration by RG of any dividend or other distribution on the RG Shares and take all such other actions as are necessary or desirable, in co-operation with Canco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the RG Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the RG Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the RG Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit Canco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by RG or its affiliates)

upon the liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered RG Shares to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered RG Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)	except in connection with any event, circumstance or action which causes or could cause the occurrence of a Redemption Date, not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs.
2.2 Segregation of Funds
     RG shall cause Canco to deposit a sufficient amount of funds in a separate account of Canco and segregate a sufficient amount of such other assets and property as is necessary to enable Canco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable.
2.3 Reservation of RG Shares
     RG hereby represents, warrants and covenants in favour of Canco and Callco that RG has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by RG or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of RG Shares (or other shares or securities into which RG Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit RG to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which RG may now or hereafter be required to issue RG Shares, to enable and permit Callco or RG, as the case may be, to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right and to enable and permit Canco to meet its obligations hereunder and under the Share Provisions.
2.4 Notification of Certain Events
     In order to assist RG to comply with its obligations hereunder and to permit Callco or RG to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right, Canco shall notify RG and Callco of each of the following events at the time set forth below:
(a)	in the event of any determination by the Board of Directors of Canco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Canco of notice of and Canco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Canco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions;

(e)	as soon as practicable upon the issuance by Canco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law (as defined in the Plan of Arrangement).
2.5 Delivery of RG Shares to Canco and Callco
     In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from Canco or Callco of any event that requires Canco or Callco to cause to be delivered RG Shares to any holder of Exchangeable Shares, RG shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by Canco or Callco the requisite number of RG Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to Canco or Callco). All such RG Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such RG Share, Canco or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price equal to the fair market value of such RG Shares.
2.6 Qualification of RG Shares
     If any RG Shares (or other shares or securities into which RG Shares may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, state, provincial or territorial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United States or Canada or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by RG and delivered by RG at the direction of Callco or Canco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities Law or the equivalent thereof under any United States Laws), RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause such RG Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law. RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause all RG Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding RG Shares (or such other shares or securities) have been listed by RG and remain listed and are quoted or posted for trading at such time.
2.7 Economic Equivalence
     So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding:
(a)	RG shall not without prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions:
(i)	issue or distribute RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to the holders of all or substantially all of the then outstanding RG Shares by way of stock dividend or other distribution, other than an issue of RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to holders of RG Shares (i) who exercise an option to receive dividends in RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding RG Shares entitling them to subscribe for or to purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding RG Shares (A) shares or securities (including evidence of indebtedness) of RG of any class (other than RG Shares or securities convertible into or exchangeable for or carrying rights to acquire RG Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);
unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by RG in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.
(b)	RG shall not without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions:
(i)	subdivide, redivide or change the then outstanding RG Shares into a greater number of RG Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding RG Shares into a lesser number of RG Shares; or

(iii)	reclassify or otherwise change RG Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting RG Shares;
unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the holders of Exchangeable Shares.
(c)	RG shall ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by RG (with contemporaneous notification thereof by RG to Canco).

(d)	The Board of Directors of Canco shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on RG. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Canco to be relevant, be considered by the Board of Directors of Canco:
(i)	in the case of any stock dividend or other distribution payable in RG Shares, the number of such shares issued in proportion to the number of RG Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a RG Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of RG of any class other than RG Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of RG or any assets of RG), the relationship between the fair market value (as determined by the Board of Directors of Canco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding RG Share and the Current Market Price of a RG Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding RG Shares into a greater number of RG Shares or the reduction, combination, consolidation or change of the then outstanding RG Shares into a lesser number of RG Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting RG Shares, the effect thereof upon the then outstanding RG Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of RG Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
(e)	Canco agrees that, to the extent required, upon due notice from RG, Canco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Canco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the RG Shares and Exchangeable Shares as provided for in this Section 2.7.
2.8 Tender Offers
     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to RG Shares (an “Offer”) is proposed by RG or is proposed to RG or its shareholders and is recommended by the Board of Directors of RG, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of RG, and the Exchangeable Shares are not redeemed by Canco or purchased by Callco pursuant to the Redemption Call Right, RG shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than RG and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of RG Shares, without discrimination. Without limiting the generality of the foregoing, RG shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Canco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Canco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an RG Control Transaction.
2.9 Ownership of Outstanding Shares
     Without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of the Share Provisions, RG covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RG or any of its affiliates, RG shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Canco and Callco. Notwithstanding the foregoing, but subject to Article 3, RG shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of RG or the RG Shares pursuant to any merger of RG pursuant to which RG was not the surviving corporation.
2.10 RG and Affiliates Not to Vote Exchangeable Shares
     RG covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. RG further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Canco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 Ordinary Market Purchases
     For certainty, nothing contained in this agreement, including the obligations of RG contained in Section 2.8, shall limit the ability of RG (or any of its subsidiaries including, without limitation, Callco or Canco) to make ordinary market purchases of RG Shares in accordance with applicable laws and regulatory or stock exchange requirements.
2.12 Stock Exchange Listing
     RG covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RG or any of its affiliates, RG shall use reasonable efforts to maintain a listing for such Exchangeable Shares on The Toronto Stock Exchange.
ARTICLE 3
RG SUCCESSORS
3.1	Certain Requirements in Respect of Combination, etc.
     So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:
(a)	such other person or continuing corporation (the “RG Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the RG Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such RG Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RG under this agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.
3.2 Vesting of Powers in Successor
     Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the RG Successor and such other person that may then be the issuer of the RG Shares shall possess and from time to time may exercise each and every right and power of RG under this agreement in the name of RG or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the Board of

Directors of RG or any officers of RG may be done and performed with like force and effect by the directors or officers of such RG Successor.
3.3 Wholly-Owned Subsidiaries
     Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of RG with or into RG, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of RG, provided that all of the assets of such subsidiary are transferred to RG or another wholly-owned direct or indirect subsidiary of RG, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of RG among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.
3.4 Successorship Transaction
     Notwithstanding the foregoing provisions of Article 3, in the event of an RG Control Transaction:
(a)	in which RG merges or amalgamates with, or in which all or substantially all of the then outstanding RG Shares are acquired by, one or more other corporations to which RG is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding RG Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such RG Control Transaction, owns or controls, directly or indirectly, RG;
then all references herein to “RG” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RG Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the RG Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the RG Control Transaction and the RG Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4
GENERAL
4.1 Term
     This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than RG and any of its affiliates.
4.2 Changes in Capital of RG and Canco
     At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either RG Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RG Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3 Severability
     If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
4.4 Amendments, Modifications
(a)	Subject to Section 4.2, Section 4.3 and Section 4.5 this agreement may not be amended or modified except by an agreement in writing executed by Canco, Callco and RG and approved by the holders of the Exchangeable Shares in accordance with Section 12(2) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
4.5 Ministerial Amendments
Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the Board of Directors of each of Canco, Callco and RG shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Canco, Callco and RG, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to Canco, Callco and RG, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Canco, Callco and RG shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.
4.6 Meeting to Consider Amendments
     Canco, at the request of RG, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of Canco, the Share Provisions and all applicable laws.
4.7 Enurement
     This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.
4.8 Notices to Parties
Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:
(i)	In the case of RG, Canco or Callco to the following address:
Royal Gold, Inc.
Attn: Mr. Bruce Kirchhoff, Vice President and General Counsel
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80102-1132
Tel: (303) 573-1660
Fax: (303) 573-9385

With a copy to (which shall not constitute notice):
McCarthy Tétrault LLP
Attn: Mr. Graham Gow
66 Wellington Street West
Suite 5300
Toronto-Dominion Bank Tower
Toronto, Ontario M5K 1E6
Tel: (416) 362-1812
Fax: (416) 868-0673
and:
Hogan & Hartson LLP
Attn: Mr. Paul Hilton
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Tel: (303) 899-7300
Fax: (303) 899-7333
or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.
4.9 Counterparts
     This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
4.10 Jurisdiction
     This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

ROYAL GOLD, INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President and Chief Executive Officer

RG CALLCO INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President

RG EXCHANGECO INC.
By:	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President